Filed Pursuant to Rule 433

Final Term Sheet

May 20, 2014

Relating to Preliminary Prospectus Supplement

dated May 20, 2014

Registration Statement No. 333-186798

Time Warner Inc.

$650,000,000 2.10% Notes due 2019

$750,000,000 3.55% Notes due 2024

$600,000,000 4.65% Debentures due 2044

Issuer:	Time Warner Inc.
Guarantors:	Historic TW Inc. Home Box Office, Inc. Turner Broadcasting System, Inc.
Securities:	$650,000,000 2.10% Notes due 2019 (the “2019 Notes”) $750,000,000 3.55% Notes due 2024 (the “2024 Notes”) $600,000,000 4.65% Debentures due 2044 (the “2044 Debentures”)
Size:	2019 Notes	$650,000,000
	2024 Notes	$750,000,000
	2044 Debentures	$600,000,000
Maturity Dates:	2019 Notes	June 1, 2019
	2024 Notes	June 1, 2024
	2044 Debentures	June 1, 2044
Coupon:	2019 Notes	2.10%
	2024 Notes	3.55%
	2044 Debentures	4.65%
Interest Payment Dates:	2019 Notes	June 1 and December 1, commencing December 1, 2014
	2024 Notes	June 1 and December 1, commencing December 1, 2014
	2044 Debentures	June 1 and December 1, commencing December 1, 2014
Price to Public:	2019 Notes	99.948%
	2024 Notes	99.908%
	2044 Debentures	98.930%
Benchmark Treasury:	2019 Notes	1.625% due April 30, 2019
	2024 Notes	2.500% due May 15, 2024
	2044 Debentures	3.625% due February 15, 2044

Benchmark Treasury Yield:	2019 Notes	1.511%
	2024 Notes	2.511%
	2044 Debentures	3.367%
Spread to Benchmark Treasury:	2019 Notes	Plus 60 bps
	2024 Notes	Plus 105 bps
	2044 Debentures	Plus 135 bps
Yield:	2019 Notes	2.111%
	2024 Notes	3.561%
	2044 Debentures	4.717%
Make-Whole Call:	2019 Notes	Treasury Rate plus 15 bps
	2024 Notes	Treasury Rate plus 20 bps at any time prior to March 1, 2024 (three months prior to maturity); par call at any time on or after March 1, 2024
	2044 Debentures	Treasury Rate plus 25 bps at any time prior to December 1, 2043 (six months prior to maturity); par call at any time on or after December 1, 2043
Expected Settlement Date:	May 28, 2014 (T+5)
Denominations:	Minimum of $2,000 and integral multiples of $1,000 in excess of $2,000
CUSIP/ISIN:	2019 Notes	887317 AT2 / US887317AT21
	2024 Notes	887317 AV7 / US887317AV76
	2044 Debentures	887317 AU9 / US887317AU93
Ratings:	2019 Notes	Baa2 (stable) by Moody’s Investors Service, Inc. BBB (stable) by Standard & Poor’s Ratings Services BBB+ (stable) by Fitch Ratings
	2024 Notes	Baa2 (stable) by Moody’s Investors Service, Inc. BBB (stable) by Standard & Poor’s Ratings Services BBB+ (stable) by Fitch Ratings
	2044 Debentures	Baa2 (stable) by Moody’s Investors Service, Inc. BBB (stable) by Standard & Poor’s Ratings Services BBB+ (stable) by Fitch Ratings
Joint Book-Running Managers:

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Morgan Stanley & Co. LLC

Credit Agricole Securities (USA) Inc.

Goldman, Sachs & Co.

Mizuho Securities USA Inc.

RBS Securities Inc.

Santander Investment Securities Inc.

SMBC Nikko Securities America, Inc.

Senior Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Lloyds Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

Samuel A. Ramirez & Company, Inc.

Scotia Capital (USA) Inc.

The Williams Capital Group, L.P.

Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146, Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 and Morgan Stanley & Co. LLC toll free at 1-866-718-1649.